                                                                                        Exhibit 99.1

Rural Cellular Corporation
To Acquire Southern Minnesota Markets

For Immediate Release

December 13, 2006-- ALEXANDRIA, Minn. -- Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC) has entered into an agreement to purchase from Alltel Communications, Inc. (NYSE: AT) certain southern Minnesota wireless markets. This transaction is subject to federal regulatory approvals and certain other conditions with closing anticipated during the first quarter of 2007.

Under the agreement, RCC will receive network assets and A-block cellular licenses covering Minnesota RSAs 7, 8, 9, and 10. The southern Minnesota service area is adjacent to RCC’s northern Minnesota service area and includes approximately 80 cell sites and 33 distribution points. These markets include 28 counties in southern Minnesota, and, as of September 30, 2006, support a postpaid customer base of approximately 38,000. The southern Minnesota RSAs being acquired utilize CDMA technology consistent with the Company’s northern Minnesota networks. With these new properties, the population covered by RCC’s Midwest territory marketed networks will increase by approximately 616,000, then totaling 2.1 million. The Company does not expect to receive material roaming revenue as part of this agreement; however, it does anticipate receiving Universal Service Fund support following its designation as an Eligible Telecommunications Carrier in these properties. The Company plans to use existing cash on hand to finance the purchase.

Richard P. Ekstrand, RCC’s president and chief executive officer, commented: “The addition of these southern Minnesota markets is consistent with our strategy of providing high-quality wireless communication services to main street America and allows us to substantially expand our rural Minnesota footprint. This transaction will also position us to leverage our existing Midwest operations and increase customers, service revenue, and cash flow.”

Rural Cellular was advised on the transaction by Falkenberg Capital of Denver, Colorado.

A map of RCC’s Midwest markets giving effect to the agreement may be found on the Company’s website at www.unicel.com. To access the presentation, click on Investor Relations.

About Rural Cellular Corporation

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 15 states. For additional information on the Company and its operations, please visit its Web site at www.unicel.com.

Forward-looking statements

Statements about RCC’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties, including but not limited to: the ability to integrate newly acquired properties with current operations, competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, and other factors discussed in RCC’s Report on Form 10-K for the year ended December 31, 2005 and from time to time in its other filings with the Securities and Exchange Commission.

Contact: Chris Boraas, Investor Relations Director - Equity (320) 808-2451
Suzanne Allen, Treasurer - Preferred Securities and Debt (320) 808-2156
World Wide Web address: http://www.unicel.com
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